Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Robin Hoffman
Express, Inc.
Director, Communications
(614) 474-4834

EXPRESS, INC. REPORTS STRONG SALES AND PROFIT GROWTH DURING
THE FOURTH QUARTER WITH DILUTED EPS INCREASING 37% to $0.67;
INTRODUCES FIRST QUARTER AND FULL YEAR 2016 OUTLOOK

•	Net sales increase 5% to $765.6 million

•	Comparable sales increase 4%

•	Merchandise margin increases 180 basis points; gross margin increases 230 basis points

•	Operating income increases 21%; operating margin reaches 12.1%

Columbus, Ohio - March 9, 2016 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the fourth quarter of 2015. These results, which cover the thirteen and fifty-two week periods ended January 30, 2016, are compared to the thirteen and fifty-two week periods ended January 31, 2015.
David Kornberg, the Company's President and Chief Executive Officer, noted that, "2015 was a transformative and successful year. We delivered improved product and customer experiences, while strengthening processes and systems throughout the company. During the year, we successfully delivered balanced growth attributable to robust comparable sales, margin gains and expense discipline. This culminated in our fourth quarter net sales increasing by 5% and comparable sales by 4%, operating margin growing by 160 basis points, and our diluted earnings per share growing by 37%. For the full year, our net and comparable sales increased by 9% and 6% respectively, and our operating margin rose 250 basis points, resulting in a 70% increase in our diluted earnings per share and a 79% increase in our adjusted diluted earnings per share."
Commenting further, Mr. Kornberg noted that, “We expect the positive momentum from last year to continue and, as indicated by our guidance, are optimistic about 2016. Consumers are responding favorably to our Spring product. We are continuing to approach promotions with restraint and managing inventory with discipline. We believe our key business initiatives provide a roadmap for progress, our new IT systems will lay the groundwork for additional operating efficiencies, and our balanced financial architecture will support consistent, sustainable and profitable growth throughout 2016 and beyond.”
Fourth Quarter 2015 Operating Results:

•	Net sales increased 5% to $765.6 million from $725.8 million in the fourth quarter of 2014.

•	Comparable sales (including e-commerce sales) increased 4%.

•	E-commerce sales rose 8% to $156.3 million.

•
Merchandise margin grew by 180 basis points, due to carefully managed promotions and inventory levels. Buying and occupancy as a percentage of net sales improved by 50 basis points as costs were leveraged against higher sales. Together, these led to a gross margin improvement of 230 basis points, with a gross margin of 34.0% compared to 31.7% in last year’s fourth quarter.

•
Selling, general, and administrative (SG&A) expenses were $167.4 million versus $152.7 million in last year's fourth quarter, primarily due to outlet-related and incremental incentive compensation expenses. As a percentage of net sales, SG&A expenses increased by 90 basis points to 21.9%.

•	Operating income was $92.9 million, or 12.1% of net sales, compared to $76.5 million, or 10.5% of net sales in the fourth quarter of 2014.

•	Income tax expense was $35.1 million, at an effective tax rate of 38.5%, compared to $27.7 million, at an effective tax rate of 39.8% in last year's fourth quarter.

•	Net income was $56.1 million, or $0.67 per diluted share. This compares to net income of $41.8 million, or $0.49 per diluted share, in the fourth quarter of 2014.
Fourth Quarter 2015 Balance Sheet Highlights:

•
Cash and cash equivalents totaled $187 million versus $346 million at the end of the fourth quarter of 2014. The lower cash balance reflects the use of approximately $215 million of cash during the first quarter of 2015 to redeem the remaining Senior Notes due in 2018 and the use of approximately $69 million to repurchase approximately 3.8 million shares of our outstanding common stock.

•	Capital expenditures totaled $115 million for both 2015 and 2014.

•
Inventory was $255 million compared to $241 million at the end of the prior year’s fourth quarter, and includes approximately $51 million related to Express Factory Outlet stores this year compared to approximately $26 million in the prior year's fourth quarter.

2016 Guidance:
The table below compares the Company's projected results for the thirteen week period ended April 30, 2016 to the actual results for the thirteen week period ended May 2, 2015.

	First Quarter 2016 Guidance	First Quarter 2015 Actual Results
Comparable Sales	+Low single digits	7%
Effective Tax Rate	Approximately 39%	40.6%
Interest Expense, Net	$1.2 million	$12.3 million(1)
Net Income	$13 to $15 million(2)	$13.1 million(1)
Adjusted Net Income	$20 to $22 million(3)	$19.0 million(3)
Diluted Earnings Per Share (EPS)	$0.16 to $0.19(2)(4)	$0.15(1)
Adjusted Diluted EPS	$0.25 to $0.28(3)(4)	$0.22(3)
Weighted Average Diluted Shares Outstanding	79.9 million(4)	85.0 million

(1) Includes approximately $9.7 million of non-core operating items in connection with the redemption of our Senior Notes. These items consist of the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount.
(2) Includes approximately $11.4 million of non-core operating items related to an amendment to the Times Square Flagship store lease, that allows for early termination at the landlord's option.
(3) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
(4) Includes the impact of approximately 2.5 million shares repurchased in the first quarter of 2016 for an aggregate amount equal to $41.5 million.
The table below compares the Company's projected results for the 52 week period ended January 28, 2017 to the actual results for the 52 week period ended January 30, 2016.

	Full Year 2016 Guidance	Full Year 2015 Actual Results
Comparable Sales	+Low single digits	6%
Effective Tax Rate	Approximately 39%	38.9%
Interest Expense, Net	$4.7 million	$15.9 million(1)
Net Income	$118 to $130 million(2)	$116.5 million(1)
Adjusted Net Income	$125 to $137 million(3)	$122.4 million(3)
Diluted EPS	$1.47 to $1.62(2)(4)	$1.38(1)
Adjusted Diluted EPS	$1.56 to $1.71(3)(4)	$1.45(3)
Weighted Average Diluted Shares Outstanding	80.1 million(4)	84.6 million
Capital Expenditures	$110 to $115 million	$115.3 million

(1) Includes approximately $9.7 million of non-core operating items in connection with the redemption of our Senior Notes. These items consist of the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount.

(2) Includes approximately $11.4 million of non-core operating items related to an amendment to the Times Square Flagship store lease, that allows for early termination at the landlord's option.
(3) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
(4) Includes the impact of approximately 2.5 million shares repurchased in the first quarter of 2016 for an aggregate amount equal to $41.5 million.
This guidance does not take into account any additional non-core operating items that may occur.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss fourth quarter 2015 results is scheduled for Wednesday, March 9, 2016 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on March 9, 2016 until 11:59 p.m. ET on March 16, 2016 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13630940.
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. Express has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the first quarter and full year 2016, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives, including, but not limited to, results expected from such initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, and promotions; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (18) impairment charges on long-lived assets; (19) substantial lease obligations; (20) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rates; and (21) restrictions imposed on us under the terms of our asset-based loan facility. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 30, 2016	January 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$186,903	$346,159
Receivables, net	22,130	23,272
Inventories	255,350	241,063
Prepaid minimum rent	30,694	29,465
Other	18,342	14,277
Total current assets	513,419	654,236

PROPERTY AND EQUIPMENT	948,608	840,340
Less: accumulated depreciation	(504,211)	(432,733)
Property and equipment, net	444,397	407,607

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,597	197,562
DEFERRED TAX ASSETS	21,227	12,371
OTHER ASSETS	2,004	6,374
Total assets	$1,178,644	$1,278,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$149,884	$153,745
Deferred revenue	30,895	28,575
Accrued expenses	126,624	105,139
Total current liabilities	307,403	287,459

LONG-TERM DEBT	—	199,527
DEFERRED LEASE CREDITS	139,236	128,450
OTHER LONG-TERM LIABILITIES	114,052	106,375
Total liabilities	560,691	721,811

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	617,953	556,339
Total liabilities and stockholders’ equity	$1,178,644	$1,278,150

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
NET SALES	$765,553	$725,801	$2,350,129	$2,165,481
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	504,999	495,803	1,554,852	1,504,527
Gross profit	260,554	229,998	795,277	660,954
OPERATING EXPENSES:
Selling, general, and administrative expenses	167,413	152,732	587,747	524,041
Other operating expense, net	249	792	292	316
Total operating expenses	167,662	153,524	588,039	524,357

OPERATING INCOME	92,892	76,474	207,238	136,597

INTEREST EXPENSE, NET	1,131	6,016	15,882	23,896
OTHER EXPENSE, NET	532	988	672	1,145
INCOME BEFORE INCOME TAXES	91,229	69,470	190,684	111,556
INCOME TAX EXPENSE	35,113	27,680	74,171	43,231
NET INCOME	$56,116	$41,790	$116,513	$68,325

EARNINGS PER SHARE:
Basic	$0.68	$0.50	$1.39	$0.81
Diluted	$0.67	$0.49	$1.38	$0.81

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	82,561	84,209	83,980	84,144
Diluted	83,337	84,749	84,591	84,554

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$116,513	$68,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,904	76,437
Loss on disposal of property and equipment	1,561	1,530
Impairment charge	2,657	10,527
Excess tax benefit from share-based compensation	(347)	(49)
Share-based compensation	18,438	19,326
Non-cash loss on extinguishment of debt	5,314	—
Deferred taxes	(10,700)	6,291
Landlord allowance amortization	(12,730)	(11,369)
Payment of original issue discount	(2,812)	—
Changes in operating assets and liabilities:
Receivables, net	1,097	(5,724)
Inventories	(14,625)	(28,989)
Accounts payable, deferred revenue, and accrued expenses	17,705	(886)
Other assets and liabilities	32,628	21,151
Net cash provided by operating activities	229,603	156,570

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(115,343)	(115,088)
Purchase of intangible assets	(35)	(1,010)
Net cash used in investing activities	(115,378)	(116,098)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(198,038)	—
Costs incurred in connection with debt arrangements	(1,006)	—
Payments on lease financing obligations	(1,552)	(1,478)
Excess tax benefit from share-based compensation	347	49
Proceeds from exercise of stock options	1,276	—
Repurchase of common stock under share repurchase plan	(68,574)	—
Repurchase of shares for tax withholding obligations	(4,450)	(3,509)
Net cash used in financing activities	(271,997)	(4,938)

EFFECT OF EXCHANGE RATE ON CASH	(1,484)	(1,259)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(159,256)	34,275
CASH AND CASH EQUIVALENTS, Beginning of period	346,159	311,884
CASH AND CASH EQUIVALENTS, End of period	$186,903	$346,159

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of, or are unrelated to, the Company's core operating results and provide a better baseline for analyzing trends in the underlying business. In addition, adjusted earnings per diluted share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended May 2, 2015
(in thousands, except per share amounts)	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$13,062	$0.15	84,978
Interest Expense (a) *	5,916	0.07
Adjusted Non-GAAP Measure	$18,978	$0.22

(a)
Includes the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount related to the redemption of all $200.9 million of our Senior Notes.

* Items were tax affected at our statutory rate of approximately 39% for the thirteen weeks ended May 2, 2015.

	Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share amounts)	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$116,513	$1.38	84,591
Interest Expense (a) *	5,916	0.07
Adjusted Non-GAAP Measure	$122,429	$1.45

(a)
Includes the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount related to the redemption of all $200.9 million of our Senior Notes.

* Items were tax affected at our statutory rate of approximately 39% for the fifty-two weeks ended January 30, 2016.

	Thirteen Weeks Ended April 30, 2016
(in thousands, except per share amounts)	Projected Net Income	Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure *	$14,000	$0.18	79,919	(a)
Projected non-core operating charges (b) **	7,000	0.09
Projected Adjusted Non-GAAP Measure *	$21,000	$0.26

(a)	Includes the impact of approximately 2.5 million shares repurchased in the first quarter of 2016 for an aggregate amount equal to $41.5 million.

(b)	Represents non-core operating items related to an amendment to the Times Square Flagship store lease that allows for early termination at the landlord's option.
* Represents mid-point of guidance range.
** Items were tax affected at our statutory rate of approximately 39% for the thirteen weeks ended April 30, 2016.

	Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share amounts)	Projected Net Income	Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure *	$124,000	$1.55	80,052	(a)
Projected non-core operating charges (b) **	7,000	0.09
Projected Adjusted Non-GAAP Measure *	$131,000	$1.64

(a)	Includes the impact of approximately 2.5 million shares repurchased in the first quarter of 2016 for an aggregate amount equal to $41.5 million.

(b)	Represents non-core operating items related to an amendment to the Times Square Flagship store lease that allows for early termination at the landlord's option.
* Represents mid-point of guidance range.
** Items were tax affected at our statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2017.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Fourth Quarter 2015 - Actual				January 30, 2016 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(4)	—	555
United States - Outlet Stores	3	—	—	81
Canada	—	—	—	17
Total	3	(4)	—	653	5.6 million

First Quarter 2016 - Projected				April 30, 2016 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(14)	—	541
United States - Outlet Stores	4	—	—	85
Canada	—	—	—	17
Total	4	(14)	—	643	5.6 million

Full Year 2016 - Projected				January 28, 2017 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(17)	(2)	536
United States - Outlet Stores	19	—	2	102
Canada	—	—	—	17
Total	19	(17)	—	655	5.7 million